UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GLOBAL CONSUMER ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GLOBAL CONSUMER ACQUISITION CORP.
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
April 28, 2009
Dear Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the 2008 Annual Meeting of Stockholders, or the Annual Meeting, of Global Consumer Acquisition Corp. The Annual Meeting will be held on May 28, 2009, beginning at 10:00 a.m. Eastern Time at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036. The formal Notice of Annual Meeting is set forth in the enclosed material.
The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on our business operations.
It is important that your views be represented whether or not you are able to be present at the Annual Meeting. You may cast your vote by signing and dating the enclosed proxy card and promptly returning it in the provided return envelope. No postage is required if this envelope is mailed in the United States.
We appreciate your investment in Global Consumer Acquisition Corp. and urge you to return your proxy card as soon as possible.
Sincerely,

Jason N. Ader
Chief Executive Officer
Chairman of the Board

GLOBAL CONSUMER ACQUISITION CORP.
1370 Avenue of the Americas, 28th Floor
New York, New York 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders, or the Annual Meeting, of GLOBAL CONSUMER ACQUISITION CORP. will be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036 on May 28, 2009, beginning at 10:00 a.m. Eastern Time for the following purposes:
1. to elect five directors; and
2. to transact any such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on April 3, 2009 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.
A proxy and return envelope are enclosed for your convenience.
By order of the Board of Directors

Jason N. Ader
Chairman of the Board
Chief Executive Officer
April 28, 2009

GLOBAL CONSUMER ACQUISITION CORP.
1370 Avenue of the Americas, 28th Floor
New York, New York 10019

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for the annual meeting of stockholders, or the Annual Meeting, of Global Consumer Acquisition Corp., or the Company, a Delaware corporation, to be held on May 28, 2009, and at any adjournment or postponement thereof. The proxy materials include this Proxy Statement for the Annual Meeting and a form of proxy card. When we refer to our fiscal year, we mean the 12-month period ending December 31 of the stated year (for example, fiscal 2008 is January 1, 2008 through December 31, 2008).
Record Date and Voting Securities
Only stockholders of record at the close of business on April 3, 2009, the record date for the Annual Meeting, or the Record Date, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date we had outstanding 39,936,064 shares of Common Stock, which are our only securities entitled to vote at the Annual Meeting, each share being entitled to one vote.
How to Vote
Stockholders of record (that is, stockholders who hold their shares in their own name) can vote any one of 2 ways:
(1) By Mail: Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes in the enclosed proxy card, then sign, date and promptly return the card in the enclosed, stamped envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.
(2) In Person: You can attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot. Please note that only record or beneficial owners of Common Stock or their proxies may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.
If your shares are held in the name of a bank, broker or other holder of record (that is, “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Revocability of Proxies
Stockholders who execute proxies may revoke them by giving written notice to our Assistant Secretary at any time before such proxies are voted. Attendance at the Annual Meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Annual Meeting at any time prior to the voting of the proxy at the Annual Meeting.
Other Matters
The Board of Directors does not know of any matter that is expected to be presented for consideration at the Annual Meeting, other than the election of directors. However, if other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.
Solicitation Expenses
We will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Continental Stock Transfer & Trust Co., or Continental, to assist in the mailing, collection, and administration of the proxy. Continental’s fee is estimated to be $3,500 plus reasonable out-of-pocket expenses.
Voting Procedures; Abstentions
All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by our Board of Directors intend to vote FOR the nominees for election of our directors listed herein.
A majority of the outstanding shares of Common Stock entitled to vote on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournment or postponement thereof. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons eligible to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be counted as present or represented for purposes of establishing a quorum for the transaction of business.
Abstentions and broker non-votes will have no effect on the election of directors, which is by plurality of the votes cast in person or by proxy.

MATTERS TO COME BEFORE THE ANNUAL MEETING
PROPOSAL ONE
Election of Directors
Nominees
At the Annual Meeting, five directors are to be elected, each to hold office (subject to our Bylaws) until the next annual meeting and until his or her successor has been elected and qualified. All of the nominees for director currently serve as directors.
Each nominee has consented to being named as a nominee in this Proxy Statement and to serve if elected. If any nominee listed in the table below should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board of Directors to the number of nominees available. Directors will be elected by an affirmative vote of a plurality of the votes cast at the Annual Meeting in person or by proxy. The information concerning the nominees and their security holdings has been furnished by them to us.

Name	Age	Position
Jason N. Ader	41	Chairman of the Board and Chief Executive Officer
Andrew Nelson	30	Chief Financial Officer, Assistant Secretary and Director
Richard A.C. Coles	41	Director
Michael B. Frankel	72	Director
Mark Schulhof	41	Director
Jason N. Ader has been our Chief Executive Officer since December 2008 and the Chairman of the Board since our formation. Mr. Ader founded and serves as Chief Executive Officer of Hayground Cove Asset Management, a New York-based investment management firm. Mr. Ader is the sole member of Hayground Cove, the managing member of Hayground Cove Fund Management LLC, which is the general partner of Hayground Cove Associates LP, the investment manager for the funds and accounts managed by Hayground Cove. Mr. Ader also serves as Chairman of Hayground Cove’s Investment Committee and Co-Chairman of Hayground Cove’s Risk Committee. Mr. Ader is also a co-founder of Hayground Cove Capital Partners LLC, a merchant bank focused on the real estate and consumer sectors which he co-founded with Daniel Silvers in March 2009. In April 2009, Mr. Ader was also elected to the board of directors of the Las Vegas Sands Corp., a leading international developer of multi-use integrated resorts. The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China Special Administrative Region of Macao. Since 2006, Mr. Ader has also served as Chairman of the Board of India Hospitality Corp., a diversified food service and hospitality business based in Mumbai. This company was formed to acquire Indian businesses or assets in the hospitality, leisure, tourism, travel and related industries, which consummated the acquisition of SkyGourmet and Mars Restaurants in July 2007. Prior to founding Hayground Cove, Mr. Ader was a Senior Managing Director at Bear Stearns & Co. Inc., from 1995 to 2003, where he performed equity and high yield research for more than 50 companies in the gaming, lodging and leisure industries. From 1993 to 1995, Mr. Ader served as a Senior Analyst at Smith Barney covering the gaming industry. From 1990 to 1993, Mr. Ader served as a buy-side analyst at Baron Capital, where he covered the casino industry. Mr. Ader was rated as one of the top ranked analysts by Institutional Investor Magazine for nine consecutive years from 1994 to 2002. Mr. Ader has a B.A. degree in Economics from New York University and an M.B.A. in Finance from New York University, Stern School of Business.

Andrew Nelson has been our Chief Financial Officer and Assistant Secretary since our initial public offering in 2007 and a Director since December 2008. Mr. Nelson has also served as Managing Director of Finance & Accounting at Hayground Cove since September 2005. In such capacity, Mr. Nelson is responsible for the finance and accounting functions of the firm, provides financial reporting and assists with risk management. Mr. Nelson is also a member of Hayground Cove’s Risk Committee. From 2006 to 2007, Mr. Nelson also served as controller of India Hospitality Corp. Prior to joining Hayground Cove, Mr. Nelson worked at Context Capital Management, a hedge fund located in San Diego, California specializing in the convertible arbitrage strategy, as a Senior Operations Consultant from September 2004 to August 2005. Prior to that, he was a Fund Associate at Hedgeworks LLC from September 2002 to August 2004. Mr. Nelson graduated from the University of Vermont with a B.S. in Business. Mr. Nelson is a CFA charterholder and is enrolled in the Executive M.B.A. Program at New York University.
Richard A.C. Coles has been a member of our Board of Directors since December 2008. Mr. Coles is a Co-Managing Principal of the Emmes Group of Companies and is a Member of their Investment Committee. Mr. Coles joined Emmes in 1997, became a Managing Director in 2004, and a Partner in 2005. Mr. Coles is the primary Principal responsible for the day to day oversight of Emmes Asset Management Company LLC and Emmes Realty Services LLC and plays a key role in the execution of the property level value enhancing strategies undertaken by the firm in respect of the assets owned and/or managed by the firm, as well as sourcing new acquisition opportunities for the firm and its partners and clients. Prior to joining Emmes, Mr. Coles worked as an asset manager and a development director of the Enterprise Development Company, overseeing numerous development and leasing projects for retail, urban specialty and office assets. Mr. Coles is the co-chair of The Enterprise Foundation, a leading non-profit provider of affordable housing, New York City advisory board. In addition, he is an active member of the Real Estate Board of New York (REBNY) as well as the Pension Real Estate Association (PREA). Mr. Coles holds a B.A. from Boston College and an M.B.A. in Finance and Accounting from New York University, Stern School of Business.
Michael B. Frankel has been a member of our Board of Directors since December 2008. Mr. Frankel has been a private investor and advisor since June 2008. Prior to that time, from 1982 to June 2008, Mr. Frankel was employed at Bear Stearns & Co., Inc. where he was a Senior Managing Director since July 1990. While at Bear Stearns, Mr. Frankel was responsible for establishing and managing the Global Equity Capital Markets Group, was a member of the Commitment Committee, and managed the investment banking-research department relationship. Prior to joining Bear Stearns, from 1958 to 1982, Mr. Frankel was employed at L.F. Rothschild & Co. where he was a General Partner since 1973. At L.F. Rothschild & Co, Mr. Frankel managed the Institutional Equities Department. Mr. Frankel holds a B.S. in Economics from Lafayette College.

Mark Schulhof has been a member of our Board of Directors since December 2008. Mr. Schulhof is Chief Executive Officer and President of Quadriga Art II, Inc., a leading provider of services to the non-profit community worldwide since 1994. Mr. Schulhof’s responsibilities at Quadriga Art II, Inc. include the oversight of all day-to-day operations and development of strategic growth initiatives in all channels of the business. Mr. Schulhof holds a Bachelor of Arts from Franklin & Marshall College and holds a Masters in Politics and Public Policy from The Eagleton Institute of Politics at Rutgers University.
RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Purchases of Founder Shares by Our Sponsor, Our Executive Officers and Directors
On July 16, 2007, we issued 8,625,000 shares of our common stock, or founder shares, (of which 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 shares outstanding after redemption), to certain of our affiliates for an aggregate amount of $8,625 in cash, at a purchase price of $0.001 per share.
In connection with our formation, Hayground Cove Asset Management LLC, our sponsor, and the funds and accounts it manages, purchased 8,348,500 founder shares, Andrew Nelson, our current Chief Financial Officer, Assistant Secretary and Director purchased 25,000 founders shares, Scott LaPorta, our former Chief Executive Officer, as well as our former directors Robert Foresman, Carl H. Hahn, Philip A. Marineau and Steven Westly, each purchased 25,000 founders shares and our former director Marc Soloway purchased 50,000 founder shares. Jason Ader, our Chairman and Chief Executive Officer, did not directly purchase any founders shares, however, he is the sole member of our sponsor.
All of the founder shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. The founder shares were sold for an aggregate offering price of $8,625 at a purchase price of $0.001 per share. No underwriting discounts or commissions were paid, nor was there any general solicitation, with respect to such sales.
In connection with the vote required for our initial business combination, each of our founding stockholders has agreed to vote the shares of common stock acquired by it before our initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. Each of our founding stockholders has also agreed to vote any shares acquired by it in or after our initial public offering in favor of our initial business combination. Therefore, if such entity acquired shares in our initial public offering or acquires any shares in the aftermarket, it must vote any such shares in favor of the proposed business combination and has, as a result, waived the right to exercise redemption rights for those shares in its possession in the event that our initial business combination is approved by a majority of our public stockholders.
All of the founder shares are subject to a lock-up agreement with our underwriters until the earliest of:
•	180 days following the consummation of a business combination; and
•
the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target acquisition.

During the lock-up period, the founding stockholders will not be able to sell or transfer their founder shares except in certain limited circumstances (such as, in the case of our sponsor, (a) transfers among various funds under our sponsor’s management for rebalancing purposes only and (b) distributions to investors in such funds, provided that such investors agree to be bound by the lock-up agreement, or transfers to relatives and trusts for estate planning purposes), but will retain all other rights as our stockholders, including, without limitation, the right to vote their founder shares and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be subject to the lock-up. If we are unable to effect a business combination and liquidate, none of our founding stockholders will receive any portion of the liquidation proceeds with respect to their founder shares, or any shares of common stock underlying any private warrants acquired by a founding stockholder immediately prior to this offering.
Private Warrants
Our sponsor and our former Chief Executive Officer purchased in a private placement transaction pursuant to Section 4(2) under the Securities Act a total of 8,500,000 private warrants (7,500,000 by our sponsor and 1,000,000 by our former Chief Executive Officer) from us at a price of $1.00 per warrant. These warrants, which we collectively refer to as the private warrants, will not be sold or transferred by the sponsor until the completion of our initial business combination. The $8,500,000 purchase price of the private warrants were added to the proceeds of our initial public offering to be held in the trust account pending our completion of one or more business combinations. If we do not complete one or more business combinations that meet the criteria described in this report, then the $8,500,000 purchase price of the private warrants will become part of the liquidation amount distributed to our public stockholders from our trust account and the private warrants will become worthless.
Registration Rights
The holders of a majority of all of the (i) founder shares and (ii) shares of common stock issuable upon exercise of the private warrants will be entitled to make up to two demands that we register these securities pursuant to an agreement to be signed in connection with the insider private placement. Such holders may elect to exercise these registration rights at any time commencing on or after the date of consummation of our initial public offering. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements we might file subsequent to the date of consummation of our initial public offering. We will bear the expenses incurred in connection with the filing of any such registration statements.

Director and Officer Letters
In consideration of their participation on our Board of Directors and any committee thereof, we entered into letter agreements with each of Messrs. Coles, Frankel and Schulhof, dated December 23, 2008, to grant each of them 50,000 restricted stock units with respect to shares of our common stock, subject to stockholder approval and certain additional terms and conditions contained in each of their directors’ letters. In consideration of his appointment as our President, we also entered into a letter agreement with Mr. Daniel Silvers, dated April 28, 2009, to grant him 50,000 such restricted stock units. We have agreed to submit the restricted stock units to vote of our stockholders in connection with the solicitation of proxies or consents from our stockholders to approve a business combination. Subject to stockholder approval, the restricted stock units shall fully vest on the closing date of a business combination. Settlement of vested restricted stock units will occur on the date that is 180 calendar days after the vesting date. Restricted stock units will be settled by delivery of one share of our common stock for each restricted stock unit settled. Such restricted stock units shall be subject to a lock-up period that will commence on the date of the agreement granting such restricted stock units and will continue for a period of 180 calendar days after the closing date of a business combination.
Option to Purchase
Our former Chief Executive Officer, Scott LaPorta, has an option to purchase 495,000 shares of our common stock at an exercise price of $0.001 per share. On December 23, 2008, we entered into a settlement agreement with Mr. LaPorta in connection with his termination as our Chief Executive Officer and his resignation from our Board of Directors. The settlement agreement provides that his employment terminated without cause effective as of December 23, 2008. He received a severance payment from us in the sum of $247,917, less applicable withholding taxes. The settlement agreement also provides that: (i) he irrevocably and unconditionally retains his option to purchase 495,000 shares of our common stock from our Sponsor at an exercise price of $0.001 per share under the terms of his employment agreement and his termination under the terms of the settlement agreement shall not constitute a forfeiture of any part of his option; (ii) he shall be deemed to be fully vested in the option as of the effective date of the settlement agreement, provided however that he shall not be entitled to exercise all or any portion of the option until on or after the date that is six months after the closing date of a business combination and that he shall have the right to exercise the option at any time on or after such date; (iii) he irrevocably and unconditionally retains all rights and title to the 25,000 founder shares he received in connection with his service on our Board of Directors under his employment agreement and that we irrevocably and unconditionally relinquish any and all rights under his employment agreement or otherwise to redeem or repurchase these shares; (iv) he irrevocably and unconditionally retains all rights and title to the 1,000,000 private warrants he purchased and the we irrevocably and unconditionally relinquish any and all rights under his employment agreement or otherwise to redeem or repurchase the warrants; (v) we shall maintain directors and officers’ liability insurance that names him as an insured under such policies for a period of six years following the effective date of the settlement agreement at a level commensurate with that which is then applicable to our most senior executives and directors; (vi) he acknowledges that his non-solicitation obligations under his employment agreement survive the termination thereof, and he therefore may not, for a period of two years commencing on the date of his termination, solicit our employees, personnel, consultants, advisers or contractors or encourage in any manner our customers or clients to reduce their relationship with us; and (vii) he acknowledges that his option, the shares of our stock he may acquire upon exercise of his option, the shares he received as a member of our Board of Directors and his warrants will all be subject to the terms of a lock-up agreement, dated October 3, 2007, between our sponsor and us. The settlement agreement also provides for a mutual general release of claims he has or may have against us or our officers, directors and affiliates or we have or may have against him.

Services Agreement with Our Sponsor
We entered into an agreement with our sponsor, effective July 16, 2007, whereby our sponsor:
•	provides administrative services as required by us from time to time, including the administration of certain of our day-to-day activities;
•	provides office space to us for use by our employees for purposes of conducting our business;
•	performs accounting and controller-related services for us, including correspondence with our auditors;
•	makes available the services of Messrs. Ader and Nelson and such other of our sponsor’s employees as agreed between us and the sponsor from time to time, including sourcing acquisition candidates; and
•	provide investment advisory services to us, including, without limitation:
•
financial advice and services in connection with the direct or indirect acquisition or disposition by us of the assets or operations of any business or entity, whether by purchase or sale of stock or assets, merger or consolidation, or otherwise;

•	financial advice and services in connection with public or private equity and debt financing;
•	financial advice and services, including assistance with respect to matters such as cash management, treasury and financial controls;
•	corporate planning and corporate development advice and services;
•	strategic planning, including with respect to acquisitions; and
•	public relations and press relations advice and services;
•	such other advice and services necessitated by the ordinary course of our business, as we may reasonably request from time to time.

Our sponsor receives $10,000 per month for these services. In addition, we have undertaken to reimburse our sponsor, monthly in arrears, for all out-of-pocket expenses incurred by our sponsor in performing these services and other services as maybe requested by us from time to time. Such reimbursement payments have not and will not exceed $10,000 per month. This services agreement with our sponsor will terminate upon the consummation of an initial business combination.
Related Person Transaction Policies and Procedures
In order to prepare our Proxy Statement, each member of our Board of Directors and each executive officer is required to complete an extensive questionnaire. The purpose of the questionnaire is to obtain information from directors and executive officers to verify disclosures required to be made in these documents. This process is to facilitate disclosure of any related party transactions entered into between themselves (or family members or entities in which they hold an interest) and the Company that in the aggregate exceeds $120,000, that is currently proposed or that occurred during the preceding year. When completing the questionnaire, each director and executive officer is required to report any such transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of April 28, 2009, by:
•	Each person known by us to be the beneficial owner of more than 5 percent of our outstanding shares of common stock;
•	Each of our directors; and
•	All our directors and executive officers as a group.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table includes beneficial ownership of founder shares of our common stock. The table does not reflect record or beneficial ownership of the 31,948,850 public warrants or 8,500,000 private warrants, as these warrants are not exercisable within 60 days of the date hereof. The business address of each of our directors is c/o Global Consumer Acquisition Corp., 1370 Avenue of the Americas, 28th Floor, New York New York 10019.

	Number of Shares	Approximate Percentage
	of Common Stock	of Outstanding Common
Name of Beneficial Owner	Beneficially Owned	Stock Beneficially Owned
Hayground Cove Asset Management LLC (1)	7,630,802	19.11%
Jason N. Ader (2)	7,630,802	19.11%
Integrated Core Strategies (US) LLC (3)	5,741,804	14.38%
Citigroup Inc. (4)	4,167,936	10.44%
QVT Financial LP (5)	3,278,800	8.21%
Highfields Capital Management LP (6)	2,950,000	7.39%
Fir Tree, Inc. (7)	2,570,300	6.44%
Alderbaran Investments, LLC (8)	2,464,953	6.17%
Andrew Nelson	25,000	*
Richard A.C. Coles (9)	—	—
Michael B. Frankel (9)	—	—
Mark Schulhof (9)	—	—
Daniel Silvers (9)	—	—

All directors and executive officers as a group (6 individuals)	7,655,802	19.17%

*	Less than one percent (1%)

(1)
Represents founders shares for which Hayground Cove Asset Management LLC and the funds and accounts it manages (collectively, “Hayground Cove”) are direct or indirect beneficial owners and includes certain founder shares held directly by current and past limited partners and investors in Hayground Cove. The business address of Hayground Cove Asset Management LLC is 1370 Avenue of the Americas, 28th Floor, New York New York 10019.

(2)
Represents founders shares for which Hayground Cove Asset Management LLC and the funds and accounts it manages (collectively, “Hayground Cove”) are direct or indirect beneficial owners and includes certain founder shares held directly by current and past limited partners and investors in Hayground Cove. Jason N. Ader does not directly hold any of our shares and disclaims beneficial ownership of shares held by Hayground Cove and its partners and investors. Mr. Ader is the sole member of Hayground Cove, the managing member of Hayground Cove Fund Management LLC, which is the general partner of Hayground Cove Associates LP, the investment manager for each of the funds and accounts it manages and, in this capacity, he may be deemed the beneficial owner of the shares held by Hayground Cove and its partners and investors for purposes of applicable securities laws. Mr. Ader is also an investor in certain of the funds managed by Hayground Cove Associates LP. Mr. Ader disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed his pecuniary interest therein and/or that are not actually distributed to him.

(3)
Beneficial ownership is based on information contained in a Schedule 13G/A filed by Integrated Core Strategies (US) LLC, Millennium Management LLC and Israel A. Englander with the SEC on February 9, 2009. The business address of Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 666 Fifth Avenue, New York, NY 10103.

(4)
Beneficial ownership is based on information contained in a Schedule 13G filed by Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Markets Holdings Inc., and Citigroup Inc. with the SEC on September 2, 2008. The business address of Citigroup Inc. is 399 Park Avenue, New York, NY 10043. The business address of Citigroup Global Markets, Inc. is 388 Greenwich Street, New York, NY 10013.

(5)
Beneficial ownership is based on information contained in a Schedule 13G filed by QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC with the SEC on December 31, 2007. The business address of QVT Financial LP is 1177 Avenue of the Americas, 9th Floor, New York, NY 10036.

(6)
Beneficial ownership is based on information contained in a Schedule 13G/A filed by Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Jonathon S. Jacobson, Richard L. Grubman and Highfields Capital III L.P. with the SEC on February 17, 2009. The business address of Highfields Capital Management LP is c/o Highfields Capital Management, John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116.

(7)
Beneficial ownership is based on information contained in a Schedule 13G/A filed by Fir Tree, Inc., Fir Tree SPAC Holdings 1, LLC and Fir Tree SPAC Holdings 2, LLC with the SEC on February 9, 2009. The business address of Fir Tree, Inc. is 505 Fifth Avenue, 23rd Floor, New York, NY 10017.

(8)
Beneficial ownership is based on information contained in a Schedule 13G filed by Aldebaran Investments, LLC with the SEC on February 17, 2009. The business address of Aldebaran Investments, LLC is 500 Park Avenue, 5th Fl., New York, NY 10022.

(9)
In consideration of their service as officers or directors, we entered into letter agreements with each of Messrs. Coles, Frankel, Schulhof, and Silvers to grant each of them 50,000 restricted stock units, subject to stockholder approval and certain additional terms and conditions. Subject to such stockholder approval, the restricted stock units will be settled 180 days after the closing date of a business combination, by delivery of one share of our common stock for each restricted stock unit settled. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Director and Officer Letters.”

Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding more than 10 percent of Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the SEC.
Based solely upon a review of Forms 3 and 4 and amendments thereto filed with the SEC pursuant to Rule 16a-3(e) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, during the fiscal year 2008 and any Form 5 and amendments thereto filed with the SEC with respect to fiscal year 2008, we believe that all of our directors and executive officers and persons who own greater than 10 percent of Common Stock complied with their reporting requirements.

CORPORATE GOVERNANCE
Director Independence
Our Board of Directors has determined that Messrs. Coles, Frankel and Schulhof are “independent directors” within the meaning of Section 803(A)(2) of the NYSE Alternext US Company Guide and Rule 10A-3 of the Exchange Act.
Board Meetings; Committees and Membership
Our Board of Directors consists of Jason N. Ader, the Chairman of our Board since our inception, and Michael B. Frankel, Andrew Nelson, Richard A.C. Coles and Mark Schulhof, each of whom were appointed to our Board of Directors on December 23, 2008. No meetings were held with these members of our Board of Directors during 2008, however, to date one meeting has been held in 2009. Until December 23, 2008, in addition to Jason N. Ader, our Board of Directors was comprised of our former directors Marc Soloway, Scott LaPorta, Robert M. Foresman, Carl H. Hahn, Philip Marineau and Steven Westly and this Board of Directors held four meetings during 2008, all of which were attended by Mr. Ader either in person or by telephone. We do not have a formal policy regarding director attendance at meetings. We anticipate that at least one of our directors will attend our Annual Meeting.
Currently, the only committee of the Board of Directors is the Audit Committee. The Audit Committee is comprised entirely of directors who may be classified as “independent” within the meaning of Section 803(A)(2) of the NYSE Alternext US Company Guide and Rule 10A-3 of the Exchange Act. The Audit Committee acts pursuant to a separate written charter, which has been adopted and approved by the Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.
The Audit Committee
Our Audit Committee consists of Messrs. Coles, Frankel and Schulhof. Mr. Coles serves as the chairman of our Audit Committee. The independent directors appointed to our Audit Committee are independent members of our Board of Directors, as defined by the rules of the SEC. The Audit Committee’s duties, as specified in our Audit Committee Charter, include, but are not limited to:
•	serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements and internal control system;
•	reviewing and appraising the audit efforts and independence of our independent registered public accounting firm and internal finance department; and
•	providing an open avenue of communications among our independent registered public accounting firm, financial and senior management, our internal finance department, and the board of directors.

The Audit Committee currently is and will at all times be composed exclusively of “independent directors” who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
In addition, the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Mr. Coles satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under the SEC’s rules and regulations.
Our Audit Committee consists of Messrs. Coles, Frankel and Schulhof and these members did not meet during 2008 as they were each appointed to the Audit Committee on December 23, 2008. These Audit Committee members have held one meeting in 2009. Until December 23, 2008, the Audit Committee was compromised of our former directors, Messrs. Hahn, Westly and Marineau and these members of the Audit Committee held four meetings, which were attended by each of the former Audit Committee members either in person or by telephone. The Audit Committee’s report on our financial statements for the fiscal year 2008 is discussed below under the heading “AUDIT COMMITTEE REPORT.”
Nominating the Board of Directors
In December 2008, we dissolved the Nominating Committee then in place. The Board of Directors does not believe that it is necessary to have such a committee, because all members of our Board of Directors participate in the consideration of director nominees. The primary functions of the members of the Board of Directors relating to the consideration of director nominees is to identify individuals qualified to serve on the Board of Directors.
Our Board of Directors annually reviews the appropriate experience, skills and characteristics required of directors in the context of our business. This review includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills, accounting or financial expertise. This review also includes the candidate’s ability to attend regular board meetings and to devote a sufficient amount of time and effort in preparation for such meetings.
Compensating Directors and Executive Officers
We do not have a standing compensation committee for the purpose of determining compensation for executives and directors because no current executive officer or director receives any cash or other compensation for services rendered to us, other than the founders shares and restricted stock units described under the heading “EXECUTIVE AND DIRECTOR COMPENSATION” and “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

Code of Ethics
We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of NYSE Alternext US. Our code of ethics is publicly available on our website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.
Stockholder Communications Policy
Our Board of Directors has determined that, in order to facilitate communications with the Board of Directors, or any individual members or any Committees of the Board of Directors, stockholders should direct all communication in writing to our Assistant Secretary at our principal executive offices: Global Consumer Acquisition Corp., 1370 Avenue of the Americas, 28th Floor, New York, New York 10019. Our Assistant Secretary will forward all such correspondence to the Board of Directors, individual members of the Board of Directors or applicable chair persons of any Committee of the Board of Directors, as appropriate.

EXECUTIVE AND DIRECTOR COMPENSATION
Other than the purchases of founder shares and the grants of restricted stock units set forth under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”, no executive officer or director has received any cash or other compensation from us for services rendered to us. In accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R) “Share-Based Payment”, as interpreted by Staff Accounting Bulletin No. 107 (“SAB 107”), the Company records compensation expense associated with stock options and other forms of equity compensation. Messrs. Ader and Nelson are employed by our sponsor and compensated by our sponsor for services provided as employees of our sponsor, including in connection with our initial public offering. No finders fees will be paid to any of our existing officers, directors, founding stockholders or any of their respective affiliates, prior to or in connection with a business combination. However, such individuals and entities will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target acquisitions and performing due diligence on suitable business combinations. After a business combination, such individuals may be paid consulting, management or other fees from target businesses, with any and all amounts being fully disclosed to stockholders, to the extent known, in the proxy solicitation materials furnished to the stockholders. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.
In consideration of their participation on our Board of Directors and any committee thereof, we entered into letter agreements with each of Messrs. Coles, Frankel and Schulhof, to grant each of them 50,000 restricted stock units, subject to stockholder approval and certain additional terms and conditions contained in each of their directors’ letters. In consideration of his appointment as our President, we entered into a letter agreement with Mr. Daniel Silvers, dated April 28, 2009, to grant him 50,000 such restricted stock units. All restricted stock units will be settled on the date that is 180 calendar days after the vesting date by delivery of one share of our common stock for each restricted stock unit settled. For more discussion of the director agreements. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Director and Officer Letters.”
Services Agreement with Our Sponsor
We are currently party to a services agreement with our sponsor, whereby our sponsor provides us with administrative services, personnel and investment advisory services. Under this agreement our sponsor receives $10,000 per month for such services. In addition, we have undertaken to reimburse our sponsor, monthly in arrears, for all out-of-pocket expenses incurred in performing these services and other services as maybe requested by us from time to time. Such reimbursement payments have not and will not exceed $10,000 per month. This services agreement with our sponsor will terminate upon the consummation of an initial business combination. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Services Agreement with Our Sponsor.”

DIRECTORS AND EXECUTIVE OFFICERS
Directors and Executive Officers
For biographical information about Jason N. Ader, Andrew Nelson, Richard A.C. Coles, Michael B. Frankel and Mark Schulhof, see “MATTERS TO COME BEFORE THE ANNUAL MEETING — PROPOSAL ONE — Election of Directors — Nominees” above.
In addition, on April 28, 2009 the Board of Directors announced the appointment of Daniel Silvers as our President. Mr. Silvers is co-founder and President of Hayground Cove Capital Partners LLC, a merchant bank focused on the real estate and consumer sectors which he co-founded with Jason N. Ader, our Chief Executive Officer and Chairman of our Board, in March 2009. He joined Hayground Cove Capital Partners from Fortress Investment Group, a leading global alternative asset manager, where he worked from October 2005 to March 2009. At Fortress, Mr. Silvers’ primary focus was to originate, oversee due diligence on and asset management for gaming and real estate investments in the Fortress Drawbridge Special Opportunities Fund. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc. where he was from July 1999 to October 2005. In this role, Mr. Silvers was integrally involved in all aspects of the firm’s gaming and hospitality industry investment banking practice, including origination, analysis and transaction execution. Mr. Silvers holds a B.S in Economics and an M.B.A. in Finance from The Wharton School of Business at the University of Pennsylvania.
Reimbursement and Indemnification of Officers and Directors
We will reimburse our officers and directors, subject to board approval, for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target acquisitions and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, our board, which includes persons who may not seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Accountable out-of-pocket expenses incurred by our officers and directors will not be repaid out of proceeds held in trust until these proceeds are released to us upon the completion of a business combination, provided there are sufficient funds available for reimbursement after such consummation.
We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in our amended and restated Certificate of Incorporation. We believe that these provisions and agreements are necessary to attract qualified directors and officers. Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

Employment Agreements
We have not entered into any employment agreements with any of our current executive officers or directors. On August 1, 2007 we entered into an employment agreement with Scott LaPorta, our former Chief Executive Officer. In connection with Mr. LaPorta’s termination as our CEO and his resignation from our Board of Directors, we entered into a settlement agreement on December 23, 2008. The settlement agreement provides that his employment terminated without cause effective as of December 23, 2008.
After the consummation of a business combination, if any, to the extent our management remains as officers of the resulting business, some of our officers and directors may enter into employment agreements. Further, after the consummation of a business combination, if any, to the extent our directors remain as directors of the resulting business, we anticipate that they will receive compensation comparable to directors at other similarly-situated companies.

RELATIONSHIP WITH INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Hays & Company LLP audited our financial statements for the fiscal years 2007 and 2008. Hays & Company LLP report directly to our Audit Committee. Representatives of Hays & Company LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire. They are expected to be available to respond to appropriate questions.
The following is a summary of fees paid to Hays & Company LLP for services rendered for fiscal years 2007 and 2008:
Audit Fees - The aggregate fees billed for professional services rendered by Hays & Company LLP for the period ended December 31, 2007 for the audit of our financial statements dated July 16 and November 27, 2007 and filed with our registration statement on Form S-1, audit of our financial statements for the period ended December 31, 2007, our current reports on Form 8-K, review of our financial statements dated September 30, 2007, and reviews of SEC filings amounted to approximately $160,393.
The aggregate fees billed for professional services rendered by Hays & Company LLP for the period ended December 31, 2008 for the audit of our financial statements dated December 31, 2008, review of our financial statements dated March 31, June 30 and September 30, 2008, our current reports on Form 8-K and reviews of SEC filings amounted to approximately $100,167.
Audit-Related Fees - We did not receive audit-related services that are not reported as Audit Fees for either fiscal year 2007 or 2008.
Tax Fees - The aggregate fees billed for professional services rendered by Hays & Company LLP for the fiscal year 2007 for tax compliance amounted to approximately $6,925.
The aggregate fees billed or expected to be billed for professional services rendered by Hays & Company LLP for the fiscal year 2008 for tax compliance amounted to approximately $11,800.
All Other Fees - We did not receive products and services provided by Hays & Company LLP, other than those discussed above, for either fiscal year 2007 or 2008.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Since our Audit Committee was not formed until the consummation of our initial public offering, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our Audit Committee were approved by our board of directors. Since the formation of our Audit Committee, and on a going-forward basis, the Audit Committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by Hays & Company LLP, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT
Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of our Board of Directors submits the following report:
Audit Committee Report to Stockholders
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent within the meaning of Section 803(A)(2) of the NYSE Alternext US Company Guide and Rule 10A-3 of the Exchange Act. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at http://www.globalconsumeracquisition.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.
Management is responsible for the Company’s internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and the assessment of the Company’s internal control over financial reporting in accordance with Public Company Accounting Oversight Board (PCAOB) standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2008 audited financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent registered public accounting firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Audit Committee discussed with the independent registered accounting firm the firm’s independence from the Company and its management.
Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 16, 2009.
Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, the Company carried out an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2008 based on the criteria in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

The Audit Committee also recommended to the Board of Directors, and the Board has approved, the selection of the Company’s independent auditors.
Respectfully submitted,
THE AUDIT COMMITTEE
Richard A.C. Coles
Michael B. Frankel
Mark Schulhof

STOCKHOLDER PROPOSALS
Our Certificate of Incorporation requires that a business combination be consummated by November 27, 2009, otherwise our company will cease to exist, except for the purposes of winding up our affairs and liquidating. In such case, we will not hold an annual meeting in 2010 and will not be accepting shareholder proposals for future proxy material. However, in addition to this Annual Meeting, we plan to hold another meeting of stockholders in fiscal year 2009, in order to take stockholder action in connection with either a business combination or a liquidation. If a business combination is approved at such meeting, we will continue to hold annual meetings in the future.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
To the extent we deliver a paper copy of the proxy materials to stockholders, the SEC rules allow us to deliver a single copy of proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family.
We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the proxy materials who wishes to receive his or her own copy. Requests should be directed to our Assistant Secretary, Andrew Nelson, by phone at 212-445-7800 or by mail to Global Consumer Acquisition Corp., 1370 Avenue of the Americas, 28th Floor, New York, New York 10019.
OTHER MATTERS
Upon written request addressed to our Assistant Secretary at Global Consumer Acquisition Corp., 1370 Avenue of the Americas, 28th Floor, New York, New York 10019, from any person solicited herein, we will provide, at no cost, a copy of our Annual Report on Form 10-K filed with the SEC for the fiscal year 2008.
Our Board of Directors does not know of any matters to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.
By Order of the Board of Directors,
Jason N. Ader
Chief Executive Officer
Chairman of the Board

April 28, 2009
STOCKHOLDERS MAY VOTE BY MAIL VIA PROXY. PLEASE DATE AND SIGN THE PROXY CARD INCLUDED WITH THESE MATERIALS AND RETURN IT IN ENCLOSED STAMPED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

GLOBAL CONSUMER ACQUISITION CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 28, 2009
The stockholder(s) hereby appoint(s) Daniel Silvers, and Andrew Nelson, and each of them, as proxies, each with the power of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Global Consumer Acquisition Corp. (the “Company”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M., Eastern Time, on May 28, 2009, at the offices of the Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, and at any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
ENCLOSED REPLY ENVELOPE
(Continued and to be signed on the reverse side)

GLOBAL CONSUMER ACQUISITION CORP.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.globalconsumeracquisition.com.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
▼ DETACH AND RETURN THIS PORTION ONLY ▼

Please mark your votes like this	☒

The Board of Directors Recommends A Vote “For” Items 1.
Vote on Directors

1.	Election of Directors			FOR ALL	WITHOUT ALL	FOR ALL EXCEPT
Nominees: 01 Jason N. Ader		02	Andrew Nelson	☐	☐	☐
03	Richard A.C. Coles	04	Michael B. Frankel
05	Mark Schulhof

	INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	YES	NO
Please indicate if you plan to attend this meeting.	☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Date	Signature (Joint Owners)	Date

Note:	Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)